SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

ECHELON CORPORATION
(Name of Registrant as Specified, if other than the Registrant)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2007

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Tuesday, May 15, 2007 at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126. At the meeting we will:

1.	Elect two Class C directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Tuesday, March 27, 2007 may attend and vote at the meeting. If you will not attend the meeting, we request that you vote your shares as promptly as possible. You may be eligible to vote your shares in a number of ways. You may mark your votes, date, sign and return the Proxy or voting instruction form. Stockholders whose shares are registered in their own names may vote via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your Proxy Card. If you hold our shares with a broker or bank, you may also be eligible to vote via the Internet or to vote telephonically if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services. If your shares of our common stock are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may choose to vote those shares via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com) or telephonically by calling the telephone number shown on your voting form. See “Voting Via the Internet or by Telephone” in the Proxy Statement for further details. Any stockholder attending the meeting may vote in person, even though he, she or it has already returned a Proxy.

Sincerely,

M. Kenneth Oshman
Chairman of the Board and Chief Executive Officer

San Jose, California

April 9, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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ECHELON CORPORATION

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting Proxies for the 2007 Annual Meeting of Stockholders to be held at 570 Meridian Avenue, San Jose, California 95126 on Tuesday, May 15, 2007, at 10:00 a.m., Pacific Time. The address of our principal executive office is 550 Meridian Avenue, San Jose, California 95126 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Proxy materials, which include the Proxy Statement, Proxy, letter to stockholders and Form 10-K for the fiscal year ended December 31, 2006, were first mailed to stockholders entitled to vote on or about April 9, 2007.

Costs of Solicitation

We will pay the costs of soliciting Proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our Proxy materials to beneficial owners of such common stock. We may reimburse these firms and nominees for their reasonable expenses in forwarding the Proxy materials to the beneficial owners. Certain of our directors, officers and employees may solicit Proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 27, 2007, are entitled to attend and vote at the annual meeting. On the record date, 39,312,723 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Global Market on the record date was $10.00 per share.

QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

AND PROXY STATEMENT

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting or this Proxy Statement.

Q:    Why am I receiving these materials?

A:    Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 15, 2007. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:    What information is contained in these materials?

A:    The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Echelon’s 2006 Annual Report and audited financials statements, Proxy Card or voting instruction card and a return envelope are also enclosed.

Q:    What proposals will be voted on at the annual meeting?

A:    There are two proposals scheduled to be voted on at the meeting:

-	Election of the nominees for director set forth in this Proxy Statement; and

-	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:    What is Echelon’s voting recommendation?

A:    Our Board of Directors recommends that you vote your shares “FOR” each of the two nominees to our Board of Directors and “FOR” ratification of the appointment of our independent registered public accounting firm.

Q:    Who can vote at the meeting?

A:    Our Board of Directors has set March 27, 2007 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on March 27, 2007, or the record date, may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On March 27, 2007, 39,312,723 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    Most stockholders of Echelon hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Echelon’s transfer agent, Mellon Investor Services LLC, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by Echelon. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting. Echelon has enclosed a Proxy Card for you to use. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Ownership

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote via the Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:    How many votes does Echelon need to hold the annual meeting?

A:    A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

-	are present and vote in person at the meeting; or

-	have properly submitted a Proxy Card or voting instruction card or voted by telephone or via the Internet.

Q:    How are votes counted?

A:    You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the appointment of our independent registered public accounting firm. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the annual meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by ADP Investor Communication Services.

Q:    What is the voting requirement to approve each of the proposals?

A:    With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the two individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote.

Q:    How can I vote my shares in person at the annual meeting?

A:    Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:    How can I vote my shares without attending the annual meeting?

A:    Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card or voting instruction card.

BY MAIL—You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:    How can I change my vote after I return my Proxy Card?

A:    You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:    Where can I find the voting results of the annual meeting?

A:    The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.

Q:    Who are the proxies and what do they do?

A:    The two persons named as proxies on the enclosed Proxy Card, M. Kenneth Oshman, our Chief Executive Officer, and Oliver R. Stanfield, our Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:    You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please complete, sign, date and return each Echelon Proxy Card and voting instruction card that you receive.

Q:    What happens if additional proposals are presented at the annual meeting?

A:    Other than the two proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, M. Kenneth Oshman, our Chief Executive Officer, and Oliver R. Stanfield, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Echelon’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:    Is my vote confidential?

A:    Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their Proxy Card, which are then forwarded to Echelon’s management.

Q:    Who will bear the cost of soliciting votes for the annual meeting?

A:    Echelon will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Echelon’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Echelon may retain the services of a third party firm to aid in the solicitation of proxies. In addition, Echelon may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters –Consideration of Stockholder Recommendations and Nominations of Board Members”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2008 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, no later than December 11, 2007, which is the date 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2008 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2008 proxy statement pursuant to Rule 14a-8 may be submitted in writing to Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, for the 2008 Annual Meeting of Stockholders not less than 20 days nor more than 60 days prior to the date of such meeting. Note, however, that in the event we provide less than 30 days notice or prior public disclosure to stockholders of the date of the 2008 Annual Meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2008 Annual Meeting was mailed or public disclosure was made. For example, if we provide notice of our 2008 Annual Meeting on April 14, 2008, for a 2008 Annual Meeting on May 12, 2008, any such proposal or nomination will be considered untimely if submitted to us after April 24, 2008. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission, or the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2008 Annual Meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2008 Annual Meeting is February 24, 2008, the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2008 Annual Meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2008 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2008 Annual Meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines in November 2002 that outline, among other matters, the role and functions of the Board of Directors and the composition and responsibilities of various committees of the Board of Directors. The Corporate Governance Guidelines are available, along with other important corporate governance materials, at the investor relations section of our website at www.echelon.com.

The Corporate Governance Guidelines provide, among other things, that:

•	A majority of the directors must meet the independence criteria established by Nasdaq.

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If the Chairman of the Board is not an independent director, then a Presiding Director must be appointed by the outside directors to assume the responsibility of chairing the regularly scheduled meetings of outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for outside directors.

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All of the members of the Nominating and Governance Committee, Audit Committee and Compensation Committee must meet the criteria for independence established by Nasdaq, except that the Board may make exceptions to this policy with respect to the Nominating and Governance Committee that are consistent with regulatory requirements.

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Our Board of Directors shall have responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices.

In March 2005, our Board of Directors appointed Robert Maxfield as Presiding Director. Pursuant to the Corporate Governance Guidelines, the Presiding Director was selected by our non-employee directors and assumed the responsibilities of chairing meetings of non-employee directors, serving as the liaison between our Chief Executive Officer and our independent directors, approving Board of Directors meeting agendas and schedules and information flow to our Board of Directors and such further responsibilities that the non-employee directors as a whole designate from time to time.

As the operation of the Board of Directors is a dynamic process, the Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, the Board of Directors may modify the Corporate Governance Guidelines from time to time, as it deems appropriate.

Consideration of Stockholder Recommendations and Nominations of Board Members

The Nominating and Corporate Governance Committee of our Board of Directors will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including, (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice: (a) the name and address, as they appear on our company’s books, of such stockholder, (b) the class and number of shares of our company which are beneficially owned by such stockholder and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for the Board of Directors

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

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The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

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The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by Nasdaq or the SEC, it is the current sense of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

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After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Standards of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics can be viewed at the investor relations section of our website at www.echelon.com. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Stockholder Communications

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy, which Financial Information Integrity Policy can be viewed at the investor relations section of our website at www.echelon.com) will first go to our General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our General Counsel maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our General Counsel deems appropriate, our General Counsel will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged by our General Counsel as “received” but will not be reviewed, opened or otherwise held by our General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our General Counsel.

Meetings and Attendance of the Board of Directors and Committees of the Board of Directors

Attendance of Directors at 2006 Annual Meeting of Stockholders

It is the policy of our Board of Directors to strongly encourage board members to attend the annual meeting of stockholders. All but one member of our Board of Directors attended in person our annual meeting of stockholders on April 21, 2006.

Attendance of Board and Committee Meetings

Our Board of Directors held seven meetings in 2006. Each director is expected to attend each meeting of our Board of Directors and those Committees on which he or she serves. During 2006, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served. During 2006 certain matters were approved by our Board of Directors or a committee of our Board of Directors by unanimous written consent.

Committees of the Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the investor relations section of our website at www.echelon.com. Pursuant to our 1997 Stock Option Plan, our Board delegated authority to our Chief Executive Officer, Mr. Oshman, to grant stock options and performance shares to employees who are not executive officers of up to a maximum of 25,000 shares per person per year and, generally, up to an aggregate of 250,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Compensation Committee

In 2006, the Compensation Committee consisted of directors Armas Clifford Markkula, Jr., Robert R. Maxfield and Richard M. Moley. The current members of the Compensation Committee are Armas Clifford Markkula, Jr., Robert R. Maxfield (Chair) and Richard M. Moley. The Compensation Committee held three meetings in 2006. The purposes of the Compensation Committee are to:

•	discharge the responsibilities of our Board of Directors relating to compensation of our executive officers;

•	approve and evaluate executive officer compensation plans, policies and programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The responsibilities of the Compensation Committee include annually reviewing and approving, for our Chief Executive Officer and our other executive officers, (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance arrangements and change in control agreements and provisions and (5) any other benefits, compensation or arrangements; and conducting an annual review of the performance of our Chief Executive Officer.

Audit Committee

In 2006, the Audit Committee consisted of directors Robert J. Finocchio, Jr., Robert R. Maxfield and Betsy Rafael. The current members of the Audit Committee are Robert J. Finocchio, Jr. (Chair), Robert R. Maxfield and Betsy Rafael. Our Board of Directors has determined that directors Finocchio and Rafael are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Global Market. The Audit Committee held four meetings in 2006. The purposes of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

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assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom and improvements made, or to be made, in internal accounting controls;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•

provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Nominating and Corporate Governance Committee

In 2006, the Nominating and Corporate Governance Committee consisted of directors Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini. The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini (Chair). The Nominating and Corporate Governance Committee held one meeting in 2006. The purposes of the Nominating and Corporate Governance Committee are to:

•	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	oversee the evaluation of our Board of Directors and management; and

•	recommend to our Board of Directors director nominees for each committee.

The responsibilities of the Nominating and Corporate Governance Committee include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; receiving and evaluating complaints that may be rendered under our Code of Business Conduct and Ethics and proposing actions in response thereto; overseeing the performance evaluation process of our Board of Directors; making recommendations to our Board of Directors concerning the appointment of directors to committees, selecting Board committee chairs and proposing the slate of directors for election; and making recommendations to our Board of Directors regarding compensation for non-employee directors and Board committee members.

Director Independence

Our Board of Directors has affirmatively determined that each of its members, other than M. Kenneth Oshman, are independent directors under the listing standards of the Marketplace Rules of the Nasdaq Global Market and applicable SEC rules, and that all of its members, other than Mr. Oshman and Betsy Rafael, who joined the Board of Directors in November 2005, were independent directors under the listing standards of the Marketplace Rules of the Nasdaq Global Market in the three prior years.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards and the rules of the SEC. Additionally, the Board of Directors has determined that all members of the Compensation Committee meet the non-employee definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Director Compensation

In November 2002, our Board of Directors determined that in consideration for service on our Board of Directors, each non-employee director shall receive a cash payment of $20,000 per fiscal year, to be payable on or before the day of the first meeting of our Board of Directors in each fiscal year. On February 8, 2007, our Board of Directors approved changes to the cash compensation payable to the non-employee directors. These changes are not retroactive to 2006. Accordingly, beginning in 2007 the cash compensation payable to each non-employee director will be increased to $40,000 per fiscal year, to be paid quarterly.

In addition, in consideration for service on our Board of Directors or on one or more of our Compensation and/or Nominating and Corporate Governance Committees of our Board of Directors, each non-employee director shall receive a cash payment of $1,000 per Board of Directors meeting or Committee meeting attended, to be payable on the date of each such meeting so attended. We also determined that in consideration of the significantly greater time commitment and potential risk exposure for serving as a member of our Audit Committee, each director shall receive a cash payment of $2,000 per Audit Committee meeting attended, to be payable on the date of each such meeting so attended.

Furthermore, non-employee directors are eligible to participate in our 1998 Director Option Plan which provides for the automatic grant of an option to purchase 25,000 shares of common stock to each non-employee director who first becomes a non-employee director after May 29, 1998. Additionally, each non-employee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this plan are fully vested at grant. On April 21, 2006, the date of our 2006 annual meeting of stockholders, directors Finocchio, Markkula, Maxfield, Moley and Sonsini were each granted a 10,000 share option at a per share exercise price of $7.99.

Director Summary Compensation Table for Fiscal 2006

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Finocchio, Jr.	35,000 (1)	—	18,642	—	—	—	53,642
Armas Clifford Markkula, Jr.	29,000 (1)	—	18,642	—	—	—	47,642
Robert R. Maxfield	38,000 (1)	—	18,642	—	—	—	56,642
Richard M. Moley	31,000 (1)	—	18,642	—	—	—	49,642
Betsy Rafael	35,000 (2)	—	—	—	—	—	35,000
Larry W. Sonsini	26,000 (1)	—	18,642	—	—	—	44,642
________________
(1)	Does not include $1,000 paid in the fiscal year ended December 31, 2006 and earned in the fiscal year ended December 31, 2005.
(2)	Does not include $4,333 paid in the fiscal year ended December 31, 2006 and earned in the fiscal year ended December 31, 2005.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2006, in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2006. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not correspond to the actual value that will be recognized by the directors.
(4)	In fiscal 2006, each non-employee director serving in such capacity for at least six months prior to the April 21, 2006 date of our 2006 annual meeting of stockholders was granted on such date a fully vested option to purchase 10,000 shares of our common stock at a per share exercise price of $7.99.
(5)	As of December 31, 2006, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robert J. Finocchio, Jr.	50,000
Armas Clifford Markkula, Jr.	50,000
Robert R. Maxfield	50,000
Richard M. Moley	50,000
Betsy Rafael	25,000
Larry W. Sonsini	50,000

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have seven members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s Annual Meeting of Stockholders. Directors Richard M. Moley and Betsy Rafael are the Class C directors whose terms will expire at the 2007 Annual Meeting of Stockholders and they have been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held May 15, 2007. Directors M. Kenneth Oshman and Larry W. Sonsini are the Class A directors whose terms will expire at the 2008 Annual Meeting of Stockholders and Directors Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2009 Annual Meeting of Stockholders. We will consider increasing the size of our Board of Directors to eight members and appointing a new member if a suitable candidate is identified. All of the directors, including the Class C nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the two Class C nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class C nominees listed above.

Director Information

Current Directors

The names of the members of our Board of Directors, including the Class C nominees, their ages as of February 28, 2007 and certain information about them, are set forth below.

Name	Age	Principal Occupation
M. Kenneth Oshman (1)	66	Chairman of the Board and Chief Executive Officer of Echelon
Robert J. Finocchio, Jr. (2)	55	Corporate director, private investor and part time professor
Armas Clifford Markkula, Jr. (3) (4)	65	Vice Chairman of the Board of Directors of Echelon
Robert R. Maxfield (2) (3)	65	Private investor
Richard M. Moley (3) (4) (5)	67	Private investor
Betsy Rafael (2) (5)	45	Vice President, Corporate Finance of Cisco Systems, Inc.
Larry W. Sonsini (4)	66	Chairman of Wilson Sonsini Goodrich & Rosati, P.C.

________________
(1)	Member of the Stock Option Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Denotes nominee for election at the 2007 Annual Meeting of Stockholders.

Director Biographies

M. Kenneth Oshman has been Chief Executive Officer of our company since December 1988 and Chairman of our Board of Directors since September 1989. He also served as our President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman also serves as a director of Sun Microsystems. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Robert J. Finocchio, Jr. has been a director of our company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corp. and Sun Microsystems. Mr. Finocchio is a Trustee of Santa Clara University. Mr. Finocchio holds a B.S. degree in economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer, Inc. from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company’s research and development laboratory. Mr. Markkula is a trustee of Santa Clara University. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Robert R. Maxfield has been a director of our company since 1989. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor, and is a consulting professor in the Management Science and Engineering Department at Stanford University. Dr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Dr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Richard M. Moley has been a director of our company since 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, following Cisco Systems’ purchase of StrataCom, Inc., where he was Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester

University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University.

Betsy Rafael has been a director of our company since November 2005. Since September 2006, Ms. Rafael has held the position of Vice President, Corporate Finance for Cisco Systems. From April 2002 to September 2006, she served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, Inc., or SGI, culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael received a B.S.C. degree in Accounting from the University of Santa Clara.

Larry W. Sonsini has been a director of our company since 1993. Mr. Sonsini serves as Chairman of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he has practiced since 1966. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley.

Class C Director Nominees

Richard M. Moley

Betsy Rafael

Vote Required

Directors shall be elected by a plurality vote. The two Class C nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS C DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent registered public accounting firm on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2006 and 2005:

	2006		2005
Audit fees (1)		$850,000		$750,000
Audit-related fees	$		$
Tax fees	$		$
All other fees (2)		$40,000	$

Total		$890,000		$750,000

______________

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. The audit fees for 2006 represent the amount billed to our company as of the date of this proxy statement.

(2)	Represents fees for consultation and due diligence assistance regarding an acquisition that we did not pursue.

Our Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2006, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 28, 2007, for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our executive officers set forth in the Summary Compensation Table; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of February 28, 2007, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 39,272,524 shares of common stock outstanding as of February 28, 2007.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	3,000,000	7.6%
AMVESCAP PLC (2)	2,495,706	6.4%
Capital Research and Management Company SMALLCAP World Fund, Inc. (3)	2,000,000	5.1%

Directors and Executive Officers:
M. Kenneth Oshman (4)	6,050,183	15.1%
Armas Clifford Markkula, Jr. (5)	1,837,038	4.7%
Beatrice Yormark (6)	1,139,776	2.9%
Oliver R. Stanfield (7)	1,039,141	2.6%
Frederik H. Bruggink (8)	510,844	1.3%
Robert R. Maxfield (9)	413,637	1.1%
Kathleen B. Bloch (10)	239,819	*
Richard M. Moley (11)	205,589	*
Robert J. Finocchio, Jr. (11)	95,000	*
Larry W. Sonsini (12)	73,261	*
Betsy Rafael (13)	25,000	*
All directors and executive officers as a group (13 persons) (14)	12,097,908	28.9%

________________
*	Less than 1%.
(1)	Affiliate of Enel S.p.A. Principal address is Viale Regina Margherita 137, Rome, Italy 00198.
(2)	The shares are held by PowerShares Capital Management LLC, a subsidiary of AMVESCAP PLC (“AMVESCAP”), as disclosed in a Schedule 13G filed by AMVESCAP with the SEC on February 14, 2007. The address of AMVESCAP is 30 Finsbury Square, London EC2A 1AG, England.
(3)

Capital Research and Management Company, an investment advisor (“CRMC”), and SMALLCAP World Fund, Inc., an investment company advised by CRMC, are deemed the beneficial owner of the shares, as disclosed in a

Schedule 13G filed by CRMC with the SEC on February 12, 2007. The address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.
(4)	Mr. Oshman’s principal address is c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126. Includes (i) 3,595,735 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, (ii) 333,661 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman Annuity Trust dated February 14, 2006, (iii) 333,661 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman Annuity Trust dated February 14, 2006, (iv) 266,339 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman Annuity Trust II dated February 15, 2007, (v) 226,339 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman Annuity Trust II dated February 15, 2007, (vi) 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner, and (vii) an aggregate of 38,520 shares held by trusts, not for the benefit of Mr. Oshman, of which Mr. Oshman serves as trustee and as to which Mr. Oshman disclaims beneficial ownership. Includes options to purchase 727,500 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(5)	Includes 1,635,110 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 151,928 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership. Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(6)	Includes 808,229 shares held by Justin C. Walker and Beatrice Yormark, Trustees of the Walker-Yormark Family Trust Dated October 2, 1992. Includes options to purchase 322,500 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(7)	Includes 536,744 shares by held by Oliver Rueben Stanfield and Janet Helen Stanfield, Trustees of the Stanfield Family Trust UDT dated February 2, 2001, and 40,250 shares held by Mr. Stanfield’s spouse. Includes options to purchase 322,500 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(8)	Includes options to purchase 285,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, of which 258,750 shares are vested at February 28, 2007.
(9)	Includes 363,637 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87. Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(10)	Includes options to purchase 229,973 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(11)	Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(12)	Includes 9,000 shares held by a partnership account of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to which Mr. Sonsini disclaims beneficial ownership except as to his pecuniary interest therein. Includes options to purchase 50,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(13)	Represents an option to purchase 25,000 shares of common stock exercisable within 60 calendar days of February 28, 2007, all of which shares are vested at February 28, 2007.
(14)	Includes options to purchase an aggregate of 2,624,974 shares of common stock exercisable within 60 calendar days of February 28, 2007, of which 2,598,724 shares are vested at February 28, 2007.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our executive compensation programs are designed to meet the following objectives:

•	Attract and retain qualified executives with a view to the highly competitive nature of the marketplace in the Silicon Valley and other areas in which we may seek executive talent;

•

Provide an executive compensation structure that is not only competitive in our geographic and industry areas, but is internally equitable and consistent based on the level of responsibilities for each executive position;

•	Motivate our executives to perform to the best of their abilities; and

•	Align our financial results and compensation paid to executive officers with a goal to achieve our company’s current year and longer-term strategic business goals.

These objectives fit within our overall compensation philosophy by helping to continuously improve our company’s performance, secure the future potential of our business, enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team.

To meet these objectives, we have implemented an executive compensation program based on the following policies:

•	Pay cash compensation in the form of executive base pay that is competitive with the practices of other leading high technology companies; and

•	Pay for performance:

¡	by providing long-term, significant incentives in the form of equity compensation awards, which include performance shares (also referred to as “restricted stock units”), stock options and or stock appreciation rights (also referred to as “SARs”), in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value; and

¡	through a management bonus plan that is based upon shorter-term incentives.

The Compensation Committee of our Board of Directors is responsible for ensuring compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements with our company’s executive officers, including annual base salary, annual incentive bonus, equity compensation, and other benefits or compensation. Our executive team is comprised of the Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Senior Vice President and General Counsel, Senior Vice President – General Manager/Service Provider Group, Senior Vice President of Sales and Marketing, and Senior Vice President of Operations.

Throughout this proxy statement, our executive team is referred to as the “executive officers” and includes our “Named Executive Officers.”

Role of our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefits plans and policies, including our stockholder-approved Amended and Restated 1997 Stock Plan. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the Nasdaq Global Market, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our Compensation Committee is comprised of Armas Clifford Markkula, Robert Maxfield and Richard Moley, and is chaired by Mr. Maxfield. Our Compensation Committee operates under a written charter adopted by our Board of Directors which is available at the investor relations section of our website at www.echelon.com. The Compensation Committee met on three occasions in 2006.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Operating Officer review the performance of each other officer, including the Named Executive Officers (with our Chief Executive Officer reviewing the performance of our Chief Operating Officer), and present their findings to our Compensation Committee, together with recommendations for compensation structures applicable to the subject year. The Compensation Committee alone or in consultation with the full Board of Directors reviews our Chief Executive Officer’s performance. The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted twice each year: first, in advance of annual salary adjustments and the adoption of the annual management bonus program described below, and second, in connection with the annual equity compensation award.

Role of Compensation Consultants

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. For example, in 2006, the Compensation Committee engaged Compensia, a management compensation consulting firm, regarding key trends and observations for executive equity compensation practices by peer companies. This independent compensation consultant did not provide any other services to our company and received compensation only with respect to the services provided to the Compensation Committee.

Elements of Compensation

Our executive officers’ compensation, as is the case with all of our officers, has three primary components:

•	base salary;

•	participation in the management bonus plan; and

•	participation in the annual equity compensation award.

In addition, we provide our executive officers with employee benefits that are generally available to all salaried employees in the geographical location in which they are based. We do not provide pension arrangements, post-termination payments, deferred compensation or other similar benefits to our executive officers, except that in the case of our Senior Vice President–General Manager/Service Provider Group, who is employed by our Netherlands subsidiary, we provide termination and pension payments as mandated by Dutch law.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and facilitates executive recruitment and retention.

Base Salaries

Base salaries are designed to meet competitive norms and reward exemplary performance on an annual basis. We rely on data from the Radford Survey, a third-party compensation survey, as well as general market sources, to compare base salaries against those for high-tech companies with similar sales volumes and located in the same geographic area. The Radford Survey reviewed by the Compensation Committee in 2006 included peer group information regarding salaries, equity compensation awards for new hires and existing employees, including officers, and non-statutory benefits for 197 companies identified as peer group companies. We target salaries to be in approximately the 75th percentile of peer group companies.

For the fiscal year ended December 31, 2005, we experienced a net loss as we continued to invest in our Networked Energy Services (NES) products. During 2006, management expected our company to continue to invest in our NES products and expected our company to (and in fact, we did) realize a net loss for the fiscal year ended December 31, 2006. As a result, after considering the projected financial performance of our company at the time, and taking into account the recommendations of our Chief Executive Officer and Chief Operating Officer, the Compensation Committee determined generally to limit salary increases for our employees, including our executive officers, to an increase of approximately four percent from 2005 to 2006.

Management Bonus Plan

We have a management bonus plan that is intended to motivate key members of management, including our executive officers, to perform well and achieve shorter-term company objectives. The amount of the management bonus is determined based on each manager’s expected contribution to the overall outcome of our company’s performance objectives, and also reflects market conditions. The management bonus may be paid in cash or other forms of compensation, including performance shares, and may impose vesting requirements, as determined by our Compensation Committee in its discretion. The management bonus plan was approved by our stockholders in May 2004.

After reviewing the recommendations of our Chief Executive Officer and Chief Operating Officer, the Compensation Committee selects which of our employees (and employees of our subsidiaries) will be eligible to receive awards under the management bonus plan. The actual number of employees who will be eligible to receive an award under the plan in any year cannot be determined in advance because the Compensation Committee has the discretion to select the participants. However, it is expected that approximately 25 employees would participate in the plan in any year, for each performance period. The

Compensation Committee will assign a target award and goals that must be achieved before an award will actually be paid to a participant. The award may be expressed as a percentage of the participant’s salary, or may be designated as a dollar amount or based on some other metric as determined by the Compensation Committee. Performance metrics might include cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, revenue, total stockholder return, or other metrics.

Our Board of Directors may amend or terminate the management bonus plan at any time and for any reason. Any such amendment will be submitted for stockholder approval to maintain the plan’s compliance with section 162(m).

Because our company experienced a net loss in 2005 and we anticipated the loss we ultimately realized for 2006, management recommended and the Compensation Committee determined that it would be in the best interests of our company and our stockholders to conserve our cash by not paying a bonus in cash for executive performance in 2006. Consistent with our compensation philosophy to motivate our officers, the Compensation Committee determined that it was imperative to continue to motivate our executive officers and other officers during the 2006 projected downturn in financial performance. Accordingly, the Compensation Committee determined to create a non-cash management bonus that would reward our officers for continuing to use their best efforts for our company over an extended period of time. The Compensation Committee determined that the overall amount of the non-cash bonus paid to each manager should be less than an amount that it might determine to pay if our company were expected to have a profitable year. To accomplish this goal, in January 2006 the Compensation Committee approved a management bonus plan for 2006 that established individual management bonus amounts. Under the management bonus plan, each manager, including each executive officer, was contingently granted a right to receive shares of our company’s common stock, designated as “performance shares,” in an amount equal to (a) 50% of the bonus amount that we would have expected to pay to such manager in cash had we expected our company to have a profitable year, divided by (b) the closing price of Echelon’s stock on February 1, 2006. The performance shares would be payable on February 1, 2008, subject to such manager continuing to be employed by our company on that date. In addition, if all of the other conditions to payment of the performance shares are met as of February 1, 2008, we will withhold from each manager a portion of the performance shares that have an aggregate market value sufficient to pay the minimum federal, state and local income and other applicable taxes required to be withheld by our company. This mandatory “net issuance” of performance shares will result in less dilution to our stockholders than if the full number of shares were withheld and then a portion of the shares were sold to pay such tax obligations.

We expect that in the future, as we project that our company will again achieve profitability, the Compensation Committee will consider imposing specific financial performance metrics under the management bonus plan. For example, the management bonus plan for 2007, while also payable in performance shares, imposes a requirement that within three years from the date of grant, our company must achieve at least two consecutive quarters of profitability, calculated on a non-GAAP basis excluding equity compensation and extraordinary expense.

Amended and Restated 1997 Stock Plan

Approved by Echelon’s stockholders at our 2004 annual meeting, the Amended and Restated 1997 Stock Plan provides for the grant of the following types of incentive awards: (1) stock options, (2) stock purchase rights, (3) stock appreciation rights and (4) performance units and performance shares. The plan allows for awards to be made to employees, directors and consultants who provide services to Echelon and its subsidiaries. Options may be granted as either nonqualified stock options or incentive stock options under the plan and generally must be exercised within three months following a service provider’s termination other than for death or disability. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant, and the appreciation may be paid by our company in either the form of cash or shares of our common stock. Following a participant’s termination from our company, he or she will only be able to exercise the vested portion of the stock appreciation right for the period of time stated in the award agreement, which is generally three months following termination other than for death or disability. Stock purchase rights are awarded pursuant to agreements that grant Echelon the right to repurchase shares granted to a participant that remain subject to a restriction upon termination of the participant’s service with our company for any reason. The restrictions on vesting may be whatever our company determines to be appropriate, including specific performance goals. Performance units and performance shares are awards that will result in payment to a participant only if specified performance goals or other vesting criteria are met or the awards otherwise vest. Performance units have a dollar value established by our company on the date of grant and performance shares have an initial value equal to the fair market value of a share of our common stock on the date of grant.

As of February 28, 2007, a total of 16,622,810 shares of our common stock are reserved for issuance under the 1997 Stock Plan, with 8,443,412 of such shares subject to outstanding awards granted under the 1997 Stock Plan and 8,179,398 of such shares remaining available for new awards to be granted in the future.

Equity Compensation, including Grant Policies

Our Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. We use various forms of equity compensation to motivate and reward long-term performance and encourage our employees to participate in the ownership of our company. We have granted awards based on options, stock appreciation rights, or SARs, and performance shares, each of which carries a vesting requirement. Our Compensation Committee is empowered by our Board of Directors and the provisions of our 1997 Stock Plan to grant awards under the Plan. In addition, our Board of Directors has delegated to a stock option committee comprised solely of our Chief Executive Officer a limited power to make equity compensation awards. Our Chief Executive Officer is empowered to grant stock options, performance shares and/or SARs under our 1997 Stock Plan, only to non-executive officer employees of our company, up to a maximum of 25,000 shares per employee per year and an aggregate limit of 250,000 shares per year. Any equity compensation awards to executive officers or to any employee in excess of 25,000 shares in any year must be approved by the Compensation Committee or the Board of Directors.

Our Board of Directors and Compensation Committee have not adopted formal policies regarding the timing of granting equity compensation awards. For example, the Compensation Committee has not established a set date for the annual equity compensation award, but rather, has acted in a timely manner following management’s review of employee performance for this purpose. Equity compensation grants are typically approved by the Compensation Committee at scheduled meetings of the Committee, rather than by written consent. The timing of meetings is driven by the Committee’s need to conduct particular business, such as an equity compensation grant, and not by our company’s stock price. The exercise price or calculation price used in connection with any equity compensation grant is determined as the closing price for our company’s common stock on Nasdaq on the date of the meeting at which the grant is approved, or on a predetermined future date. For example, grants for newly hired employees are effective as of the later of the date of approval or the new employee’s start date. Also, it is the Compensation Committee’s intention that each equity compensation award will be made on a date on which our company’s internal “trading window” is open. For example, the Compensation Committee approved the award of performance shares for the 2006 management bonus plan on January 20, 2006. Because our company’s trading window was not then open, the Committee provided for the performance shares to automatically be granted on February 1, 2006. If a grant is approved by unanimous written consent, it will become effective and be priced as of the date the last signature is obtained, or as of a predetermined future date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, our Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

On an annual basis, our Compensation Committee approves an annual equity compensation award to our employees, including our executive officers, under our 1997 Stock Plan. We intend that equity awards granted under our 1997 Stock Plan will offer long-term incentives to our employees to remain with our company and continue to perform well, and will reward each of our employees, including our executive officers, by participating in our company’s success. We regard our equity award program as an important tool for retaining and motivating our employees.

Historically, we granted equity awards to our employees in the form of stock options. However, because of the evolution of the accounting treatment of certain types of awards, particularly as a result of SFAS 123R, Share Based Payment, which requires a company to recognize as an expense the fair value of stock options and other stock-based compensation granted to employees, our Compensation Committee has determined that it is in the best interests of our stockholders to consider issuing forms of equity compensation other than stock options in order to limit to the extent possible the amount of compensation expense our company must record and the resultant negative impact on our earnings and earnings per share.

In 2006, the Compensation Committee reviewed recommendations presented by management, and also consulted with Compensia, the independent management compensation consulting firm that it had retained, regarding key trends and observations for equity compensation practices by peer companies. After reviewing these recommendations and trends, the Compensation Committee elected to grant equity compensation awards in an overall amount that was reduced from the 2005 equity compensation grant.

In addition, the 2006 award did not consist of stock options, but rather consisted of two components: (i) stock appreciation rights, or SARs, and (ii) performance shares. Each SAR entitles the employee to exercise the SAR in exchange for shares of our common stock, less applicable withholding tax obligations, determined by (1) multiplying (A) the difference between the fair market value of a share of our common stock on the date of exercise over the stated exercise price of the SAR, times (B) the number of shares with respect to which the SAR is exercised; and (2) dividing the product of (A) and (B) by the fair market value of a share of our common stock on the date of exercise. Thus, as with stock options, employees are able to profit from stock options only if our stock price increases in value over the SAR’s stated exercise price. We believe that the use of these stock-settled SARs will provide our company with an appropriate employee retention and motivation tool, but will result in considerably less dilution to our stockholders than if we issued stock options or did not mandate a “net exercise.” We also believe that the use of performance shares provides a more predictable value to employees than stock options, and therefore they are an efficient tool to retain and motivate employees, while also serving as an incentive to increase the value of our common stock. Performance shares also may be efficient with respect to the use of our 1997 Stock Plan share reserves because, as explained below, we believe that fewer performance shares are needed to provide a retention and incentive value similar to stock options.

The amount of the equity compensation award to each employee, including each executive officer, was determined based on information obtained from management (and in the case of our Chief Executive Officer, the Board of Directors), with a view to motivating the employee to perform well, while meeting internal and external competitive norms. In 2006, the Compensation Committee allocated to each executive officer a dollar amount of equity compensation that was deemed appropriate based on the information and recommendations obtained by the Compensation Committee. For each executive officer, half of that allocated amount (the “SAR amount”) was then granted in SARs, determined by dividing the SAR amount by the fair market value of our common stock on the date of grant. The balance of each executive officer’s award amount was allocated to performance shares on a three-to-one ratio, so that the executive would receive only one third the number of performance shares when compared to SARs. While both SARs and performance shares are subject to vesting over a four-year period, the Compensation Committee realized that performance shares retain value even if the market price of our common stock at the time the shares are issued is less than the market price at the time of grant. Thus, the Compensation Committee determined that it would be appropriate to grant performance shares on a pro rated basis when compared with SARs. The one-for-three ratio was determined based on a review of market data presented by the Compensation Committee’s compensation consultant, as well as other generally available market information.

With respect to the 2006 equity compensation award for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the Compensation Committee also imposed an additional company performance requirement for the performance shares to be issued to each of those executive officers as part of the annual award. This supplemental performance requirement is that our company must have achieved cumulative profitability over four (4) consecutive quarters, calculated on a non-GAAP basis, excluding equity compensation or any other extraordinary expense, as reasonably determined by the Compensation Committee at a point in time during the four year time-based vesting period. If the performance requirement is met, then the time-based vesting will be credited as of such date and will continue on the original vesting schedule. If the performance requirement is not achieved during the four year time-based vesting period, then the performance shares granted to each of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will not vest and will be returned to our 1997 Stock Plan.

In 2006, no special retention grants were made to any of our company’s officers.

Generally Available Benefits Programs

We also offer a number of other benefits to our employees, including our executive officers, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our company does not offer matching for 401(k) Plan contributions, nor does our company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package. Mr. Oshman, our Chief Executive Officer, from time to time uses private air travel services for company business for himself and any employees that accompany him. We reimburse Mr. Oshman for the cost of first class commercial air travel services, which net outlays have not been material.

Chief Executive Officer Compensation for 2006

The Compensation Committee, in consultation with our Board of Directors, sets our Chief Executive Officer’s compensation in accordance with the foregoing principles. For 2006, our Chief Executive Officer received a low salary when compared to other officers of our company and our peer companies. However, the Compensation Committee has determined that in the case of Mr. Oshman, weighting our Chief Executive Officer’s compensation very heavily towards equity compensation is an appropriate method to align his interests with our company’s long-term goals and the interests of our stockholders.

Employment Arrangements

Generally, none of our executive officers is subject to an employment or comparable agreement. However, our Senior Vice President–General Manager/Service Provider Group, Fredrick Bruggink, is the subject of an employment agreement in accordance with Dutch law with our Netherlands subsidiary, Echelon BV. Under Dutch law, if Mr. Bruggink’s employment is terminated unilaterally by our company prior to the Dutch statutory retirement age, a severance payment, which is typically paid in a lump sum, will be calculated as the product of (A) the number of the employee’s years of employment (provided that when the employee is between 40 and 50 years of age, each year is considered as 1.5 employment years, and when the employee is above 50 years of age, each year is considered as 2 employment years,) multiplied by (B) the employee’s average gross monthly earnings (fixed salary including holiday allowance) over a certain immediately preceding period (typically one year), and multiplied by (C) a factor between 0 and 2 (which is normally 1) based on the employee’s perceived “culpability” for the termination. Under Dutch law, the period in clause (B) and the factor in clause (C) are to be mutually agreed by the employer and the employee, provided that if agreement is not reached, then the issues will be submitted to the Director of the Centre of Labor & Income or the Cantonal Court (Kantongerecht) in the Netherlands.

In addition, our Senior Vice President and General Counsel, Kathleen Bloch, is the subject of an agreement that provides that in the event our company is acquired or otherwise the subject of a change in control merger (meaning a merger of our company into another corporation or the sale of substantially all of the assets of our company) and her employment is either involuntarily terminated or she is not named to a comparable position in the successor company, then any then-unvested stock options issued to her during her first four years of employment with our company (which four year period ended in February 2007) will vest at the time of the change in control.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Echelon specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Echelon’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Board of Directors of Echelon.

Armas C. Markkula, Jr.
Robert R. Maxfield, Chairman
Richard M. Moley

Summary Compensation for Fiscal 2006

The following table shows compensation information for fiscal 2006 for the named executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Grants ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
M. Kenneth Oshman Chairman of the Board and Chief Executive Officer	2006	100,000	—	272,515	235,978	—	—	608,493

Oliver R. Stanfield Executive Vice President & Chief Financial Officer	2006	329,583	—	118,276	84,003	—	—	531,862

Frederik H. Bruggink (2) Senior Vice President and General Manager - Service Provider Group	2006	363,374	24,028 (3)	71,374	58,802	—	41,429 (4)	559,007

Beatrice Yormark President and Chief Operating Office	2006	329,583	—	118,276	84,003	—	—	531,862

Kathleen B. Bloch Senior Vice President and General Counsel	2006	326,000	—	67,829	58,802	—	—	452,631

________________
(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2006, in accordance with SFAS 123R, and thus may include amounts for awards granted in and prior to 2006. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.
(2)	Mr. Bruggink’s compensation consisting of salary, bonus, and amounts included in “All Other Compensation” was paid in euros. Translation of compensation into U.S. dollars is made using the exchange rate in effect on the date of payment.
(3)	This bonus payment was granted by our Board of Directors to Mr. Bruggink in recognition of his contributions to our NES business in fiscal 2005.
(4)	Includes €9,650 (approximately $12,508) contribution to private pension plan and car allowance of €23,040 (approximately $28,921). Does not include €863 (approximately $1,060) paid in the fiscal year ended December 31, 2006 and earned in the fiscal year ended December 31, 2005.

Grants of Plan-Based Awards in 2006

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2006 under any plan. All awards were granted under our 1997 Stock Plan.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Kenneth Oshman	02/01/2006	01/20/2006	—	—	—	—	—	—	33,259 (2)	—	—	9.02	299,996
	10/31/2006	10/31/2006	—	—	—	—	—	—	—	56,250	8.43	8.43	201,780
	10/31/2006	10/31/2006	—	—	—	—	18,750	—	—	—	—	8.43	158,063

Oliver R. Stanfield	02/01/2006	01/20/2006	—	—	—	—	—	—	9,977 (2)	—	—	9.02	89,993
	10/31/2006	10/31/2006	—	—	—	—	—	—	—	37,500	8.43	8.43	134,521
	10/31/2006	10/31/2006	—	—	—	—	12,500	—	—	—	—	8.43	105,375

Frederik H. Bruggink	02/01/2006	01/20/2006	—	—	—	—	—	—	8,377 (2)	—	—	9.02	75,561
	10/31/2006	10/31/2006	—	—	—	—	—	—	—	26,250	8.43	8.43	94,164
	10/31/2006	10/31/2006	—	—	—	—	—	—	8,750 (3)	—	—	8.43	73,763

Beatrice Yormark	02/01/2006	01/20/2006	—	—	—	—	—	—	9,977 (2)	—	—	9.02	89,993
	10/31/2006	10/31/2006	—	—	—	—	—	—	—	37,500	8.43	8.43	134,521
	10/31/2006	10/31/2006	—	—	—	—	12,500	—	—	—	—	8.43	105,375

Kathleen B. Bloch	02/01/2006	01/20/2006	—	—	—	—	—	—	5,543 (2)	—	—	9.02	49,998
	10/31/2006	10/31/2006	—	—	—	—	—	—	—	26,250	8.43	8.43	94,164
	10/31/2006	10/31/2006	—	—	—	—	—	—	8,750 (3)	—	—	8.43	73,673
________________
(1)	The target amounts shown reflect estimated payouts pursuant to performance share grants, the vesting of which is subject to specific performance requirements of our company. The performance requirement is such that we must have achieved (calculated as of the date of announcement of our quarterly earnings) cumulative profitability over four consecutive quarters, calculated on a non-GAAP basis excluding equity compensation or any other extraordinary expense, as reasonably determined by the Compensation Committee of our Board of Directors, at some point during the four year time-based vesting period. If the performance requirement is met, then the time-based vesting will be credited as of such date and will continue on the original schedule. The original vesting schedule is that one-fourth of the shares will vest on October 31, 2007 and each yearly anniversary thereafter. If the performance requirement is never achieved during the four year time-based vesting period, then the performance shares granted will not vest and will be returned to our 1997 Stock Plan. If all or substantially all of our stock or assets are acquired, then the performance requirement will automatically be eliminated, but the time-based vesting will continue. Vesting is also subject to the employee’s continued employment with our company through the applicable vesting date.
(2)	Reflects a performance share grant under our 1997 Stock Plan. Such grant vests as to 100% of the shares on February 1, 2008.
(3)	Reflects a performance share grant under our 1997 Stock Plan. Such grant vests as to one-fourth of the shares on October 31, 2007 and each yearly anniversary thereafter.
(4)	The amounts shown reflect grants of stock appreciation rights under our 1997 Stock Plan. Such grants vest as to one-fourth of the shares on October 31, 2007 and each yearly anniversary thereafter.
(5)	Reflects the grant date fair value of each equity award computed in accordance with SFAS 123R. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at 2006 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2006. All awards were granted under our 1997 Stock Plan.

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Name	Grant Date	Exercisable	Unexercisable
M. Kenneth Oshman	02/23/2001	250,000 (1)	—	—	16.69	02/23/2011	—	—	—	—
	02/22/2002	200,000 (1)	—	—	16.35	02/22/2012	—	—	—	—
	05/21/2003	120,000 (1)	—	—	12.91	05/21/2008	—	—	—	—
	03/17/2004	120,000 (1)	—	—	10.89	03/17/2009	—	—	—	—
	08/15/2005	37,500 (2)	112,500 (2)	—	8.19	08/15/2010	—	—	—	—
	10/31/2006	—	56,250 (3)	—	8.43	10/31/2011	—	—	—	—
	01/25/2005	—	—	—	—	—	36,928 (4)	295,424	—	—
	02/01/2006	—	—	—	—	—	33,259 (6)	266,072	—	—
	10/31/2006	—	—	—	—	—	—	—	18,750 (7)	150,000

Oliver R. Stanfield	04/10/2001	2 (1)	—	—	11.61	04/10/2011	—	—	—	—
	04/10/2001	49,998 (1)	—	—	11.61	04/10/2011	—	—	—	—
	02/22/2002	100,000 (1)	—	—	16.35	02/22/2012	—	—	—	—
	05/21/2003	80,000 (1)	—	—	12.91	05/21/2008	—	—	—	—
	03/17/2004	80,000 (1)	—	—	10.89	03/17/2009	—	—	—	—
	08/15/2005	12,500 (2)	37,500 (2)	—	8.19	08/15/2010	—	—	—	—
	10/31/2006	—	37,500 (3)	—	8.43	10/31/2011	—	—	—	—
	01/25/2005	—	—	—	—	—	11,079 (4)	88,632	—	—
	08/15/2005	—	—	—	—	—	12,500 (8)	100,000	—	—
	02/01/2006	—	—	—	—	—	9,977 (6)	79,816	—	—
	10/31/2006	—	—	—	—	—	—	—	12,500 (7)	100,000

Frederik H. Bruggink	04/10/2001	30,006 (9)	—	—	11.61	04/10/2011	—	—	—	—
	04/10/2001	19,994 (9)	—	—	11.61	04/10/2011	—	—	—	—
	02/22/2002	3,157 (10)	—	—	16.35	02/22/2012	—	—	—	—
	02/22/2002	56,843 (10)	—	—	16.35	02/22/2012	—	—	—	—
	09/20/2002	20,000 (10)	—	—	10.52	09/20/2012	—	—	—	—
	05/21/2003	50,000 (10)	—	—	12.91	05/21/2008	—	—	—	—
	03/17/2004	60,000 (10)	—	—	10.89	03/17/2009	—	—	—	—
	04/22/2005	10,000 (11)	—	—	8.52	04/22/2007	—	—	—	—
	08/15/2005	35,000 (12)	—	—	8.19	08/15/2010	—	—	—	—
	10/31/2006	—	26,250 (3)	—	8.43	10/31/2011	—	—	—	—
	01/25/2005	—	—	—	—	—	2,848 (4)	22,874	—	—
	08/15/2005	—	—	—	—	—	8,750 (13)	70,000	—	—
	02/01/2006	—	—	—	—	—	8,377 (6)	67,016	—	—
	10/31/2006	—	—	—	—	—	8,750 (14)	70,000	—	—

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Name	Grant Date	Exercisable	Unexercisable
Beatrice Yormark	04/10/2001	2 (1)	—	—	11.61	04/10/2011	—	—	—	—
	04/10/2001	49,998 (1)	—	—	11.61	04/10/2011	—	—	—	—
	02/22/2002	100,000 (1)	—	—	16.35	02/22/2012	—	—	—	—
	05/21/2003	80,000 (1)	—	—	12.91	05/21/2008	—	—	—	—
	03/17/2004	80,000 (1)	—	—	10.89	03/17/2009	—	—	—	—
	08/15/2005	12,500 (2)	37,500 (2)	—	8.19	08/15/2010	—	—	—	—
	10/31/2006	—	37,500 (3)	—	8.43	10/31/2011	—	—	—	—
	01/25/2005	—	—	—	—	—	11,079 (4)	88,632	—	—
	08/15/2005	—	—	—	—	—	12,500 (8)	100,000	—	—
	02/01/2006	—	—	—	—	—	9,977 (6)	79,816	—	—
	10/31/2006	—	—	—	—	—	—	—	12,500 (7)	100,000

Kathleen B. Bloch	02/03/2003	20,000 (10)	—	—	10.00	02/01/2013	—	—	—	—
	02/03/2003	130,000 (10)	—	—	10.00	02/01/2013	—	—	—	—
	05/21/2003	1,667 (15)	—	—	12.91	05/21/2008	—	—	—	—
	03/17/2004	5,217 (16)	—	—	10.89	03/17/2009	—	—	—	—
	04/22/2005	9,556 (17)	—	—	8.52	05/21/2008	—	—	—	—
	04/22/2005	54,783 (18)	—	—	8.52	03/17/2009	—	—	—	—
	08/15/2005	8,750 (2)	26,250 (2)	—	8.19	08/15/2010	—	—	—	—
	10/31/2006	—	26,250 (3)	—	8.43	10/31/2011	—	—	—	—
	01/25/2005	—	—	—	—	—	5,170 (4)	41,360	—	—
	08/15/2005	—	—	—	—	—	8,750 (13)	70,000	—	—
	02/10/2006	—	—	—	—	—	5,543 (6)	44,344	—	—
	10/31/2006	—	—	—	—	—	8,750 (14)	70,000	—	—

________________

(1)	This option was originally subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of this option was accelerated in full by our Board of Directors on September 17, 2004 to compensate for the optionee not being eligible to participate in an option exchange program pursuant to which eligible employees could exchange certain high priced options for new lower priced options (the “Option Exchange Program”).
(2)	This option is subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(3)	This stock appreciation right is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(4)	This performance share grant is subject to vesting at the rate of 100% of the shares on January 1, 2007, subject to the employee’s continued employment with our company.
(5)	The market value is based on the $8.00 per share closing price of our common stock on December 29, 2006, the last market trading day in 2006.
(6)	This performance share grant is subject to vesting at the rate of 100% of the shares on February 1, 2008, subject to the employee’s continued employment with our company.

(7)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company and subject to the satisfaction of certain performance criteria. See “Grants of Plan-Based Awards in 2006,” footnote (1).
(8)	This performance share grant was originally for 16,667 shares and subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. 4,167 of such performance shares were issued and released on August 15, 2006.
(9)	This option is subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months, subject to the employee’s continued employment with our company.
(10)	This option was originally subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of this option was accelerated in full by our Board on November 18, 2005 to eliminate future stock compensation expense that we would otherwise have been required to recognize (the “2005 Option Acceleration Program”).
(11)	This option was issued in replacement of 50,000 option shares cancelled on October 21, 2004 pursuant to the Option Exchange Program. This option was originally subject to vesting as to all 10,000 shares on April 22, 2006. The vesting of this option was accelerated in full by our Board on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(12)	This option is subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. The option agreement permits exercise prior to full vesting, subject to the employee entering into a restricted stock purchase agreement with respect to unvested shares.
(13)	This performance share grant was originally for 11,667 shares and subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. 2,917 of such performance shares were issued and released on August 15, 2006.
(14)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(15)	This option represents the remaining 1,667 shares unexercised from the original 16,000 share option which was subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of these remaining option shares was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(16)	This option represents the remaining 5,217 shares unexercised from the original 60,000 share option which was subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of these remaining option shares was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(17)	This option was issued in replacement of 14,333 option shares cancelled on October 21, 2004 pursuant to our Option Exchange Program. This option was originally subject to vesting at the rate of 7,778 shares on April 22, 2006 and the remaining 1,778 shares monthly thereafter through December 22, 2006. The vesting of this option was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(18)	This option was issued in replacement of 54,783 option shares cancelled on October 21, 2004 pursuant to our Option Exchange Program. This option was originally subject to vesting at the rate of 31,250 shares on April 22, 2006 and the remaining 23,533 shares monthly thereafter through December 22, 2007. The vesting of this option was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.

Option Exercises and Stock Vested for Fiscal 2006

The table below shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#) (1)	($) (2)
M. Kenneth Oshman	—	—	—	—
Oliver R. Stanfield	—	—	4,167	33,711
Frederik H. Bruggink	—	—	2,917	23,599
Beatrice Yormark	—	—	4,167	33,711
Kathleen B. Bloch	—	—	2,917	23,599

________________
(1)	These shares were acquired on August 15, 2006 pursuant to the vesting and release of shares from the performance share grant of August 15, 2005.
(2)	The market value is based on the $8.09 per share closing price of our common stock on August 15, 2006.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following non-employee directors were members of Echelon’s Compensation Committee: Armas C. Markkula, Jr., Robert R. Maxfield and Richard M. Moley. None of these directors has at any time been an officer or employee of Echelon. None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee.

Policies and Procedures with Respect to Related Party Transactions

Our Corporate Governance Guidelines require our directors to take a proactive, focused approach to their position and to set standards that ensure that our company is committed to business success through the maintenance of the highest standards of responsibility and ethics. Thus, our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Echelon’s preference to avoid related party transactions.

The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Echelon;

•	any person who is known to be the beneficial owners of more than 5% of our common stock;

•

any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

Loans to Employees

On October 29, 2001, we loaned Russell Harris, our Senior Vice President of Operations, $1,000,000 to purchase a principal residence. Mr. Harris issued to us a promissory note secured by residential real estate. The note bears interest at the rate of 4.5% per annum, compounded monthly. The interest accruing under the note is due and payable in monthly installments over the nine year term of the note, and the principal is due and payable on October 29, 2010, subject to earlier repayment upon the occurrence of certain events. The terms of this loan have never been amended.

Agreements with ENEL

In the second quarter of 2000, we entered into a research and development and technological cooperation agreement with ENEL Distribuzione SpA, an affiliate of ENEL S.p.A., or ENEL, under which we have been cooperating with ENEL to integrate our LONWORKS technology into ENEL’s remote metering management project in Italy. Through this project, ENEL replaced its existing stand-alone electricity meters with networked electricity meters to 27 million customers throughout ENEL’s service territory. Our shipments for the deployment phase of the ENEL project were substantially completed during 2005. As a result, revenues recognized by us from products and services sold to Enel and its designated manufacturers decreased from approximately $64.1 million during 2004 to approximately $26.9 million ($4.6 million of which was included in accounts receivable at December 31, 2005) to approximately $7.1 million in 2006.

Pursuant to a common stock purchase agreement, dated June 30, 2000, between our company and ENEL, ENEL agreed to purchase, for cash, three million newly issued shares of our common stock for a purchase price to be based on the average trading price prior to the closing (subject to a minimum price of $87.3 million and a maximum price of $130.9 million). The closing of this stock purchase occurred on September 11, 2000. Based on the average price of our common stock prior to that date, the total purchase price for the three million shares was $130.9 million and after deducting expenses associated with the transaction, we received $130.7 million. It was agreed that until the earlier of September 11, 2003 or 30 days following the termination of the research and development and technological cooperation agreement with ENEL Distribuzione, ENEL would not, except under limited circumstances, sell or otherwise transfer such shares. As a result, ENEL is now free to sell shares of our common stock. The stock purchase agreement also gives ENEL the right to nominate a member of our Board of Directors as long as ENEL owns at least two million shares of our common stock. As a condition to the closing of the stock purchase agreement, our directors and our Chief Financial Officer agreed to enter into a voting agreement with ENEL in which each of them agreed to vote the shares of our company’s common stock that they beneficially own or control in favor of ENEL’s nominee to our Board of Directors. M. Francesco Tatò served as ENEL’s representative on our Board of Directors from September 2000 until June 2002. ENEL has not nominated a replacement for Mr. Tatò on our Board of Directors. In December 2005, ENEL transferred to a related entity, Enel Investment Holding BV, its three million shares of our common stock. To our knowledge, ENEL, through Enel Investment Holding BV, currently holds 3,000,000 shares of our common stock, representing 7.6% of our outstanding common stock as of February 28, 2007.

Pursuant to a registration rights agreement, dated September 11, 2000, between our company and ENEL, ENEL may, subject to certain conditions and limitations, request that we register the shares purchased under the common stock purchase agreement. In the event we elect to register any of our securities, ENEL may, subject to certain limitations, include the shares purchased under the common stock purchase agreement in such registration.

Legal Services

During fiscal year 2006, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Sonsini, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Sonsini, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the Nasdaq Global Market and SEC rules.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2006.

No Incorporation by Reference

In Echelon’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of our Board of Directors” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2008 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our bylaws, please contact: Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 without charge by sending a written request to Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, Attention: Investor Relations. The annual report is also available online at www.echelon.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our fiscal year 2006 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1.    The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and our independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

2.    The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3.    The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee

Robert J. Finocchio, Jr., Chairman

Robert R. Maxfield

Betsy Rafael

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock (assuming reinvestment of dividends) with the cumulative total return on the S&P 500 Index and the S&P 500 Information Technology Index (which is comprised of those companies in the information technology sector of the S&P 500 Index). The graph assumes that $100 was invested in our common stock on December 31, 2001 and in the S&P 500 Index and the S&P 500 Information Technology Index. Historic stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

Voting via the Internet or by Telephone

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered in their own names may vote those shares telephonically by calling 1-800-690-6903 (within the U.S. and Canada only, toll-free), or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com).

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website (www.proxyvote.com).

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Monday, May 14, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

THE BOARD OF DIRECTORS

San Jose, California

April 9, 2007

APPENDIX A

PROXY

ECHELON CORPORATION

2007 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ECHELON CORPORATION

The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2007, and hereby appoints M. Kenneth Oshman and Oliver R. Stanfield, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Echelon Corporation to be held on Tuesday, May 15, 2007, at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

Address Change/Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

ECHELON

550 MERIDIAN AVENUE

SAN JOSE, CA 95126 VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Echelon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Echelon Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ECHEL1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECHELON CORPORATION

1. ELECTION OF DIRECTORS:

For Withhold For All All All

Except To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

Nominees:

01) Richard M. Moley

02) Betsy Rafael```

Vote On Proposal

For Against Abstain

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.```

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This Proxy should be marked, dated, signed by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For comments, please check this box and write them on the back where indicated `

Please indicate if you plan to attend this meeting `` Yes No

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date